Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of April 10, 2014

by and among

AMETEK, INC.,

AMETEK MATTERHORN, INC.

and

ZYGO CORPORATION

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 10, 2014 (this “Agreement”), is entered into by and among AMETEK, INC., a Delaware corporation (“Parent”), AMETEK MATTERHORN, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and ZYGO CORPORATION, a Delaware corporation (the “Company”). Defined terms used herein have the meanings set forth in Section 8.13.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company’s stockholders to enter into the business combination described herein;

WHEREAS, the Board of Directors of the Company has (a) approved the execution and delivery of and performance under this Agreement and (b) resolved that the transactions contemplated by this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”)) (the “Transactions”), are advisable, fair to and in the best interests of Company’s stockholders and recommended the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, in furtherance of the foregoing, Merger Sub will, in accordance with the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned Subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub are entering into a Voting Agreement with the Persons set forth on Schedule A attached hereto (the “Voting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (in such capacity, the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Norton Rose Fulbright, 666 Fifth Avenue, New York, New York 10103 at 10:00 a.m. (local time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other date, time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”). The Merger shall become effective upon the acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware or at such later time as is agreed to in writing by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company (which shall be provided by Parent in writing no less than two (2) Business Days prior to the Effective Time)) the certificate of incorporation and by-laws of Merger Sub as of the date hereof, and as so amended shall be the certificate of incorporation and by-laws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8).

Section 1.6 Directors and Officers of the Surviving Corporation and Parent.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The individuals to be specified by Parent prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), any other securities of the Company or any shares of capital stock or other securities of Merger Sub or, except as expressly set forth herein, on the part of the Company or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time , and any shares of Company Common Stock owned by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted automatically into, and shall thereafter represent the right to receive, subject to Section 2.4, an amount in cash equal to $19.25 without interest (collectively, the “Merger Consideration”).

(d) As of the Effective Time, all shares of Company Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist; and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”), and the holders of certificates which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Certificate”), shall cease to have any rights with respect thereto, except the right to receive the Merger

Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2, without interest and subject to any applicable withholding Taxes.

Section 2.2 Surrender and Payment.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Parent shall deposit, or cause to be deposited, the aggregate Merger Consideration with the Exchange Agent no later than the Effective Time. The Merger Consideration so deposited with the Exchange Agent shall, pending its disbursement to the holders immediately prior to the Effective Time of Company Common Stock, be invested by the Exchange Agent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) money market funds that invest solely in such obligations. Any interest and other income from such investments shall become part of the funds held by the Exchange Agent for purposes of paying the Merger Consideration, subject to Section 2.2(e). No investment by the Exchange Agent of the Merger Consideration shall relieve Parent, the Surviving Corporation or the Exchange Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Exchange Agent lost through any investment made pursuant to this Section 2.2(a). No investment by the Exchange Agent of the Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to promptly make available to the Exchange Agent, from time to time as needed, any additional cash to pay the Merger Consideration as contemplated by this Article II.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock represented by such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, upon adherence to the procedures set forth in the letter of transmittal, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration payable in respect thereof. Upon surrender of Certificates for cancellation to the Exchange Agent or receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration payable in respect thereof, without interest, for each share of

Company Common Stock surrendered, and any Certificates and Book Entry Shares surrendered shall forthwith be cancelled. If payment of such Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of such Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof as contemplated by this Article II, without interest and subject to any applicable withholding Taxes.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. The applicable Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration payable in respect thereof, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or the Surviving Corporation, the posting by such Person of a bond and/or the providing by such Person of an indemnity, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, in each case without any interest thereon and subject to any applicable withholding Taxes. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Merger Sub, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement (including, without limitation, payments under Section 2.3 with respect to the cancellation of outstanding equity compensation awards) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so withheld and paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Treatment of Equity Awards.

(a) The Company shall provide a notice to each holder (an “Optionholder”) of an outstanding option to acquire shares of Company Common Stock granted (x) under a Company Stock Plan or (y) under the circumstances described on Section 2.3(a) of the Company Disclosure Schedule (an “Option”), pursuant to which all Options held by such Optionholder (whether or not then vested or exercisable) may be exercised by such Optionholder for a period of at least fifteen (15) days prior to the Effective Time (but in no event later than the date the Option would otherwise expire in accordance with its terms). Immediately prior to the Effective Time, any then outstanding Option that previously has not expired or been exercised shall be cancelled in exchange for the right to receive a cash amount equal to the product of (i) the total number of shares of Company Common Stock then still covered by the Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock under such Option; provided that if the exercise price per share under any such Option is equal to or greater than the Merger Consideration, such Option shall be canceled at the Effective Time without any payment or other consideration being made in respect thereof.

(b) Immediately prior to the Effective Time, each then outstanding restricted stock unit award granted under a Company Stock Plan (“Company Stock Unit Award”) shall be cancelled in exchange for the right of the holder thereof to receive from the Company, in full and final settlement of such Company Stock Unit Award, an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of shares of Company Common Stock that are then still subject to such Company Stock Unit Award. If the number of shares of Company Common Stock that may be earned under a Company Stock Unit Award is subject to any performance conditions and if the Effective Time occurs prior to the end of the stated performance period, then, for the purposes of this subsection, the number of shares subject to such Company Stock Unit Award will be equal to the number of shares that could have been earned at the applicable target (100%) level of achievement.

(c) Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.3. All payments required under this Section 2.3 shall be made, without interest, at or as soon as reasonably practicable (but not more than three (3) Business Days) after the Effective Time, and shall be subject to applicable Tax withholding in accordance with Section 2.2(g) above.

(d) The parties agree that, following the Effective Time, no holder of an Option or a Company Stock Unit Award or any participant in any Company Stock Plan shall have any right hereunder to acquire any shares of capital stock or other equity interest (including stock appreciation rights, restricted share units, performance shares, phantom units, deferred share units and dividend equivalents) in the Company, any Company Subsidiary or the Surviving Corporation. Prior to the Effective Time, the Company shall use commercially reasonable efforts to effectuate the actions contemplated by this Section 2.3.

Section 2.4 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period, or any similar transaction or any transaction having the effect of any of the foregoing, the Merger Consideration and any other similarly dependent items shall be equitably adjusted; provided, however, that nothing in this Section 2.4 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who (a) is entitled to demand and properly demands appraisal of such shares pursuant to and (b) complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock (the “Dissenting Shares”), but instead such Dissenting Stockholder shall be entitled to receive the “fair value” of such Dissenting Shares as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost such rights to appraisal, or if appraisal rights are unavailable to the Company’s stockholders pursuant to Section 262 of the DGCL in connection with the Transactions, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into the right to receive, as of the Effective Time, the Merger Consideration payable in respect of each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon and less any applicable withholding Taxes. The Company shall give Parent (i) prompt notice (within three (3) Business Days) of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (provided that a matter disclosed in the Company Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent that it is readily apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty) or as set forth in (or incorporated by reference in) any of the Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding disclosures in any Filed Company SEC Documents under the heading “Risk Factors” (other than any Company-specific factual matters disclosed under such heading) or any disclaimers made in any Filed Company SEC Documents as to the use of forward-looking or predictive statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995):

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing does not have and would not have a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except in each case as does not have and would not have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing does not have and would not have a Company Material Adverse Effect. Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary are duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company (except as set forth on Section 3.1(b) of the Company Disclosure Schedule) free and clear of all Liens other than the Permitted Liens and such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”), and other applicable securities Laws, and are free of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

(c) The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and by-laws of the Company, in each case as amended as of the date of this Agreement (the “Company Charter Documents”).

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock. At the close of business on April 7, 2014, (a) 18,999,546 shares of Company Common Stock were issued and outstanding, (b) 2,441,512 shares of Company Common Stock were held by the Company in its treasury, (c) Options to purchase an aggregate of 1,268,078 shares of Company Common Stock were outstanding, of which Options to purchase an aggregate of 1,018,078 shares of Company Common Stock were granted under the Company Plans, (d) unvested rights to receive an aggregate of 381,356 shares of Company Common Stock were covered by outstanding Company Stock Unit Awards granted under the Company Plans, and (e) no shares of Company Common Stock were held by any of the Company’s Subsidiaries. Since such date, no additional shares of Company Common Stock have been issued except for exercises of Options and stock issuances pursuant to Company Stock Unit Awards, in each case, in accordance with their terms. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and no shares of Company Common Stock were issued in violation of any preemptive or similar rights of any Person or were (or in the case of shares of Company Common Stock that have not yet been issued, will be) issued in violation of the Company Charter Documents or any applicable Laws. Except for the Voting Agreement, neither the Company nor any of its Subsidiaries is a party to (i) any voting agreement or trust with respect to the voting of any such securities, or (ii) any other agreements or understandings with respect to the voting of the capital stock of the Company. There are no bonds, debentures, notes or other Indebtedness having voting rights or similar rights (or which are convertible or exchangeable into shares of Company Common Stock or other securities having such rights) of the Company or any Subsidiary, whether issued by the Company or any Subsidiary, issued and outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule contains a complete and correct list, as of April 7, 2014, of each outstanding Option and each outstanding Company Stock Unit Award, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of shares of Company Common Stock subject thereto. With respect to the Options, (i) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan (in the case of grants made under a Company Stock Plan), the Securities Exchange Act of 1934 (the “Exchange Act”) and all other applicable Law, including the rules of Nasdaq, (iii) the per share exercise price of each Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the SEC in accordance with the Exchange Act and all other applicable Laws. All Options and Company Stock Unit Awards may, by their terms, be treated in accordance with Section 2.3. After the Effective Time no holder of any Option or Company Stock Unit Awards or current or former participant in the Company Stock Plans or any other Company Plan shall have any right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom stock or stock appreciation rights).

(c) (i) Except as set forth above or in Section 3.2(c) of the Company Disclosure Schedule, as of the Effective Time, there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking.

(ii) Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Options with Company Common Stock (including in connection with “net” exercises), (B) required tax withholding in connection with the exercise of Options, vesting of options, Company Stock Unit Awards and (C) forfeitures of Options or Company Stock Unit Awards, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of its Subsidiaries, or (y) make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person.

(iii) Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries owns, or has any contractual or other obligation to acquire, any capital stock or other equity securities or other securities of any Person (other than Subsidiaries of the Company) or any membership interest, partnership interest, joint venture interest or other direct or indirect equity or ownership interest in any other Person or business or any interest convertible, exchangeable or exercisable for any of the foregoing, nor will the Company or any Subsidiary of the Company have any of the foregoing on the Closing Date except as permitted by this Agreement.

(d) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, except as does not have and would not have a Company Material Adverse Effect.

(e) Except as set forth on Section 3.2(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns as of the date of this Agreement any capital stock, membership interests, partnership interests, joint venture interests and other equity interests in, or any interest convertible or exchangeable or exercisable for any equity or similar interests in any Person (other than a Company Subsidiary).

Section 3.3 Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company or any Subsidiary of the Company (or its or their stockholders) is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or their respective assets or properties or (iii) except as set forth in Section 3.3(b)(iii) of the Company Disclosure Schedule, conflict with, result in any breach of, or loss of a benefit under, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, amendment, acceleration or cancellation of, or require the consent of any Person under, any Contract to which the Company or any Subsidiary is a party, or by which any of their respective assets or properties are bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as does not have and would not have a Company Material Adverse Effect.

(c) The Company Board, at a meeting duly called and held, after careful consideration, has unanimously (i) approved this Agreement and the Transactions, including the Merger, in accordance with the DGCL, (ii) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and (iii) resolved, subject to Section 5.3, to make the Company Board Recommendation.

Section 3.4 Governmental Approvals. Except for (a) the filing with the SEC of the Company Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of Nasdaq, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and any applicable foreign antitrust laws described in Section 3.4(c) of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with any Governmental Authority, are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than as does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company has filed with or furnished to the SEC, on a timely basis, all periodic reports, proxy statements, forms, documents, reports, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed or furnished since July 1, 2012 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as the same may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective filing dates, or in the case of amendments, as of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or Exchange Act and Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since July 1, 2012. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(b) Except to the extent updated, amended, restated or corrected by a subsequently Filed Company SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, and the results of their operations, changes in stockholders equity and cash flows, for each of the dates and for the periods shown, in conformity with GAAP.

(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2013, and, except as set forth in the Company SEC Documents, such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in the Company’s internal controls over financial reporting. Each of the “principal executive officer” and the “principal financial officer” (each, as defined under the Sarbanes-Oxley Act) of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, absolute, contingent or threatened, either mature or unmatured, which would be required to be reflected or reserved against on a consolidated balance sheet (or in the notes thereto) of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of June 30, 2013 (the “Balance Sheet Date”) including the notes thereto included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement, or otherwise arising in connection with the Transactions or (iv) as would not be material, individually or in the aggregate, to the financial condition of the Company and its Subsidiaries taken as a whole.

Section 3.6 Absence of Certain Changes. Between July 1, 2013 and the date of this Agreement, (a) except in connection with the Transactions and the strategic review and sale process leading up to the execution of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any change, event, occurrence or effect that, individually or in the aggregate, has had or, to the Knowledge of the Company, would have a Company Material Adverse Effect. Since July 1, 2013 through the date of this Agreement, except as set forth in Section 3.6(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 5.1 had the covenants therein applied at the time of such action.

Section 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit or action against the Company or any of its Subsidiaries, or any of their respective officers or directors in their capacities as such, or any of the properties or business of the Company or any of its Subsidiaries, nor is there any injunction, Order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries (or any of their respective properties, rights or assets), in each case, by or before any Governmental Authority, that has or would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees judgments, injunctions and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for instances of non-compliance as do not have and would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold, and are in compliance with, all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law (collectively, “Permits”) for the conduct of their respective businesses as they are now being conducted, except for any such Permits the absence of which do not have and would not have a Company Material Adverse Effect. To the Knowledge of the Company, since July 1, 2012, neither of the Company nor any of its Subsidiaries has received written notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, except for any terminations, modifications or nonrenewals that do not have and would not have, individually or in the aggregate, a Company Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the Merger do not and will not violate any Permit, or result in any termination, modification or nonrenewal thereof, except for such violations, terminations, modifications or nonrenewals thereof that do not have and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, the Company and its Subsidiaries (i) are in compliance and since July 1, 2010 have been in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; (ii) since July 1, 2010, have not been investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) since July 1, 2010, other than as do not have and would not have, individually or in the aggregate, a Company Material Adverse Effect, have a Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by the Company or such Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.

Section 3.9 Tax Matters.

(a) (i) The Company and its Subsidiaries since July 1, 2010 have timely filed all income Tax Returns and all other material Tax Returns required to be filed (giving effect to extensions), and all such returns are correct and complete in all material respects; (ii) the Company and its Subsidiaries have timely paid or caused to be paid all material Taxes in respect of the periods covered by such Tax Returns, whether or not shown due thereon; (iii) the Company made adequate provisions in accordance with GAAP in the Company Financial Statements for the payment of all Taxes for which the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed; (iv) except as set forth in Section 3.9(a) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened in writing claims, audits, examinations, suits, requests for written rulings, investigations or other proceedings in respect of Taxes or Tax Returns relating to the Company or any of its Subsidiaries; and (v) neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law), as a transferee or successor.

(b) Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes (excluding customary indemnification provisions in commercial Contracts the principal purpose of which does not relate to Taxes).

(c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or has changed its method of accounting in a manner that would require the Company or its Subsidiaries to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Effective Time.

(d) Except for those matters that are immaterial in amount or nature to the financial condition of the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries have withheld and remitted to the appropriate taxing authority, and have properly reported, all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(e) Neither the Company nor any of its Subsidiaries has in the past three years distributed the stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated in, or is or has been required to make any disclosures with respect to, any “listed transaction” as defined in Section 6707A(c)(2) and Reg. §1.6011-4(b)(2).

(g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(h) Except as disclosed in Section 3.9(h) of the Company Disclosure Schedule, no Subsidiary of the Company is organized in a jurisdiction other than the United States.

(i) No claim has been made in writing to the Company or any of its Subsidiaries by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity, is or may be, subject to taxation by such jurisdiction.

(j) There are no Liens for material Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

Notwithstanding any other provisions of this Agreement, this Section 3.9 constitutes the sole and exclusive representation and warranty of the Company relating to Tax matters, including compliance with Laws relating thereto.

Section 3.10 ERISA Compliance; Employee Benefit Plans and Related Matters.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Company Plan (as defined herein). The Company has made available to Parent true, complete and correct copies of (i) each material Company Plan and all amendments thereto (or, in the case of any material unwritten Company Plan, a description thereof), (ii) with respect to each Company Plan, to the extent applicable, for the two (2) most recent plan years (A) the annual report on Form 5500 and attached schedules and, if applicable (B) actuarial valuation reports, (iii) if applicable, the most recent summary plan description for each material Company Plan (or other written explanation (if any) provided to employees in the case of a material Company Plan for which a summary plan description is not required), (iv) the most recent IRS determination or opinion letter with respect to each Company

Plan that is intended to be a qualified plan under Section 401(a) of the Code, and (v) if applicable, each trust agreement and group annuity contract relating to any material Company Plan. As used in this Agreement, “Company Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each stock grant, stock purchase, stock option, stock-based, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement that is not an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), sponsored, maintained, entered into, contributed to or obligated to be contributed to, by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of the Company or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company or any of its ERISA Affiliates has or would have any material liability (contingent or otherwise).

(b) No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of the Company, no condition exists that could reasonably be likely to result in the Company or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates (i) maintains or contributes to or has within the past six years maintained or contributed to a pension plan that is subject to Title IV of ERISA or (ii) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a multiemployer plan (within the meaning of Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliates contributed to or had any obligations to contribute to (i) a multiple employer plan (within the meaning of Section 413(c) of the Code), (ii) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or (iii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received or is covered by a favorable determination or opinion letter to that effect from the Internal Revenue Service and to the Company’s Knowledge, there are no circumstances likely to result in revocation of any such favorable determination or opinion letter. Each Company Plan has been maintained in compliance in all material respects with its terms and the requirements prescribed by any applicable Laws, including ERISA and the Code, which are applicable to such Company Plan. There are no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Plan, any fiduciary thereof, or the Company or any Subsidiary with respect to any Company Plan, except as does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company, any of its Subsidiaries, any officer of the Company or of any Subsidiary or any of the Company Plans which are subject to ERISA, including the Company Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Subsidiary or any officer of the Company or of any Subsidiary to any tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA, in any such case, in an amount that would be material. All contributions required to be made under each Company Plan on or prior to the Closing Date have been made or properly accrued except as would not, individually or in the aggregate, be material to the financial condition of the Company and its Subsidiaries taken as a whole.

(d) Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or ERISA Affiliates provides or is obligated to provide group health plan coverage for former or current employees following termination of employment, except as required by applicable Law.

(e) To the Company’s Knowledge, each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. Except as otherwise disclosed in Section 3.10(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to provide any indemnity or gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A, 457A or 4999 of the Code.

(f) With respect to Company Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Company Plans”), (i) all amounts required to be reserved under each book reserved Non-US Company Plan have been so reserved in accordance with GAAP and (ii) each Non-US Company Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Laws.

(g) Except as identified in Section 3.10(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions, will not, either alone or in combination with another event, (i) entitle any current or former director, officer, employee or independent contractor of the Company or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefits; (ii) result in any payment or benefits becoming due, accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.11 Environmental Matters. Except as does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect or as described in Section 3.11 of the Company Disclosure Schedule:

(a) the business and assets of the Company and its Subsidiaries are and have been in compliance with all Environmental Laws (as defined below) and all Permits issued to them under any Environmental Laws (collectively, “Environmental Permits”);

(b) the Company and its Subsidiaries currently possess all Environmental Permits which are required by any Environmental Laws or necessary for the conduct of their respective businesses as presently conducted or for the ownership of their respective assets. All renewals of required Environmental Permits have been timely applied for;

(c) there are no pending or, to the Knowledge of the Company, threatened claims, actions or proceedings against the Company or its Subsidiaries under any Environmental Law or Environmental Permit;

(d) all Hazardous Substances that were generated in connection with the business of the Company and its Subsidiaries and are regulated as wastes under applicable Environmental Laws are and have been transported and/or disposed of off-site in compliance with all Environmental Laws;

(e) no Hazardous Substance has been disposed of, spilled, leaked or otherwise released by the Company or its Subsidiaries, or is present on, in, under or from the real property currently or, to the Knowledge of the Company, historically leased, owned or occupied by the Company or its Subsidiaries, except in compliance with Environmental Laws or except at concentrations allowed under Environmental Laws;

(f) there are no past, or, to the Knowledge of the Company anticipated, events, conditions, circumstances, activities, practices, incidents, action or plans which are reasonably likely to interfere with or prevent compliance or continued compliance by the Company or its Subsidiaries with any Environmental Laws, or which are reasonably likely to give rise to any common law or legal liability based on or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by the Company or any of its Subsidiaries of any Hazardous Substance;

(g) no products manufactured or sold by the Company or any of its Subsidiaries contain or have contained asbestos, and no workers’ compensation claims have been filed by any employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries and no other clams or actions have been made, or to the Knowledge of the Company, been threatened by any employee, customer, or other individual against the Company or any of its Subsidiaries related to alleged exposure to asbestos in any products manufactured, sold, serviced, repaired or otherwise handled currently or in the past by the Company or any of its Subsidiaries;

(h) the Company shall cooperate and assist Parent in all aspects of Parent’s compliance with the Connecticut Property Transfer Act, CGS Sections 22a-134 et. seq., as amended, including, but not limited to, executing, as “Transferor,” all necessary forms and submissions; and

(i) the Company has made available to Parent copies of all material, non-privileged environmental reports, records, and assessments in the possession, custody or control of the Company relating to the environmental conditions of any real property owned or operated by the Company or its Subsidiaries and to any non-compliances with Environmental Laws or Environmental Permits relating to the operations of the Company and its Subsidiaries that are known to the Company and remain unresolved.

For purposes of this Section 3.11 only, references to “Subsidiaries” of the Company mean both current Subsidiaries of the Company and historical Subsidiaries of the Company at the time in question.

Section 3.12 Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property Rights” shall mean all United States and foreign patents, patent applications, inventions, processes, technologies, discoveries, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, trade secrets, customer lists, copyrights, copyrightable and copyrighted works, mask work rights, technical know-how, data bases, data collections, computer programs, registrations and applications to register any of the foregoing, and all other intellectual property rights of any nature throughout the world.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a complete listing of all registered Intellectual Property rights owned by the Company or its Subsidiaries. Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has a valid right to use, all material Intellectual Property Rights used in the business of the Company and the Company Subsidiaries. Section 3.12(b) of the Company Disclosure Schedule sets forth those licenses to use Intellectual Property Rights which require consent or approval in connection with the transactions contemplated by this Agreement.

(c) The operation of the business of the Company and its Subsidiaries, as such business currently is conducted, has not infringed or misappropriated and does not infringe or misappropriate the valid Intellectual Property Rights of any third party, except to the extent such infringement or misappropriation does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, no claims or proceedings are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or misappropriating (including with respect to the manufacture, use or sale by the Company or any of its Subsidiaries of their respective commercial products) the rights of any Person with regard to any Intellectual Property Right which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person or Persons are infringing the rights of the Company or any of its Subsidiaries in any material respect with respect to any Intellectual Property Right in a manner which, individually or in the aggregate, has had or would have, individually or in the aggregate, a Company Material Adverse Effect.

(e) No claims or proceedings are pending or, to the Knowledge of the Company, threatened with regard to: (i) the ownership by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights or (ii) the validity or enforceability of any Intellectual Property Rights owned by the Company or any of its Subsidiaries, which claims or proceedings, if determined in a manner adverse to the Company, have or would have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) Parent, the Company, any of its Subsidiaries or the Surviving Company granting to any Person any right to any Intellectual Property Right owned by, or licensed to, such party, (ii) Parent, the Company, any of its Subsidiaries or the Surviving Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, the Company, any of its Subsidiaries or the Surviving Company being obligated to pay any royalties or other material amounts to any Person in excess of those payable by such party prior to the Closing.

Section 3.13 Absence of Rights Agreement; Anti-Takeover Provisions; No Other Agreement.

(a) The Company is not party to or otherwise bound by any rights agreement, “poison pill” or similar agreement or plan.

(b) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.9 are true and correct, the Company has taken all appropriate actions to ensure that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state applies to the Merger or the other Transactions contemplated by this Agreement or the Voting Agreement.

(c) As of the date hereof, the Company has no legal obligation, absolute or contingent, to any other Person to sell any material portion of the Company’s assets, to sell the capital stock or other ownership interests of the Company (other than pursuant to Options) or any of the Company’s Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Takeover Proposal.

Section 3.14 Property and Assets. (a) Section 3.14 of the Company Disclosure Schedule lists all real property that any of the Company and its Subsidiaries owns or leases, including the dates of and parties to all leases and any amendments thereof (such leases, as amended, the “Company Real Property Leases”). True and complete copies of all of the Company Real Property Leases have been made available to Parent. With respect to each such parcel of owned real property: (i) there are no easements, covenants, or other restrictions material to such property, other than Permitted Liens and Permitted Encumbrances; (ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of such parcel of real property which materially impact the use of the property; (iii) there are no outstanding options or rights of first refusal to purchase such parcel of real property, or any portion thereof or interest therein; and (iv) the

Company has title insurance with respect to each such parcel and has delivered to Parent true and correct copies of such policies. Except as does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of the leased properties used by the Company in the conduct of its business, free and clear of all Liens and Encumbrances (except in all cases for Permitted Liens and Permitted Encumbrances). Except as does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exception, (i) all leases under which the Company or any of its Subsidiaries lease any real property are valid and binding against the Company or the applicable Subsidiary party thereto, and to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and (ii) there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, the counterparties thereto which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

(b) The Company or its Subsidiaries, individually or together, own, lease or have the right to use all of their properties and assets reflected in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2013, other than as set forth in Section 3.14(b) of the Company Disclosure Schedule or any properties or assets that have been sold or otherwise disposed of since June 30, 2013 in the ordinary course of business consistent with past practice (all such properties and assets being referred to as “Company Assets”), except as does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has good title to, or in the case of leased or subleased Company Assets, valid and subsisting leasehold interests in, all of the Company Assets free and clear of Liens, other than (i) Permitted Encumbrances and (ii) Liens that, individually or in the aggregate, do not have and would not have a Company Material Adverse Effect.

Section 3.15 Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following contracts (together with any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act, other than any such Contract that is not required to be filed under clause (iii)(C) thereof) and any Contract required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act, the “Company Material Contracts”) (other than Company Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that materially limits the ability of the Company or any of its Subsidiaries, to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

(ii) any Contract or series of related Contracts (A) relating to indebtedness for borrowed money (x) in excess of $1.0 million or (y) that become due and payable as a result of the Transactions, or (B) evidencing any guarantee of obligations of any Person, other than a wholly owned Subsidiary of the Company, in excess of $1.0 million;

(iii) any Contract that provides for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries;

(iv) any Contract that provides for any standstill, “most favored nation” provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject which is material to the Company and its Subsidiaries taken as a whole;

(v) any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements;

(vi) any Contract that was not entered into in the ordinary course of business and involves or, to the Knowledge of the Company, would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries in excess of $250,000 annually or $500,000 in the aggregate over the term of the Contract; and

(vii) any Contract for any joint venture, partnership or similar arrangement, or any contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person.

(b) Each Company Material Contract is in full force and effect and is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect is not and would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other party thereto is in breach or violation of or in default under (and no event has occurred which, with the passage of time or the giving of notice or both would constitute a breach or violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or other assets is bound, except for those breaches, violations or defaults which, individually or in the aggregate, do not have and would not have a Company Material Adverse Effect.

Section 3.16 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is experiencing (i) a strike or work stoppage or (ii) except as does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect, a dispute with any labor union, labor organization or other employee group. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or overtly threatened.

(b) The Company and each of its Subsidiaries are currently in material compliance with all applicable Laws relating to the employment of labor, including, without limitation, those related to equal employment opportunity, discrimination, harassment, affirmative action, employee safety and health, workers’ compensation, employee leaves of absence, plant closings and layoffs, wages, hours, worker classification and collective bargaining.

(c) There is no claim with respect to payment of wages, salary or overtime pay or any other labor, employment or workplace practice that is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries, except for such claims which do not have and would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all provisions of applicable immigration Laws, including provisions relating to the completion and retention of Form I-9, with such exceptions as do not have and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company has made available to Parent complete and accurate copies of all employment or supervisory manuals and employment or supervisory policies. The Company and the Company Subsidiaries do not have any agreements with employees regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in Sections 3.10(a) and 3.16(d) of the Company Disclosure Schedule. Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, there are no material consulting, independent contractor or other similar agreements of any kind between the Company or its Subsidiaries and any consultants or independent contractors providing for payments by the Company or any of its Subsidiaries in excess of $100,000 per year which are not terminable by the Company on 30 days’ notice without penalty.

Section 3.17 Insurance. All material insurance policies (“Policies”) with respect to the business and assets of the Company and its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. With respect to each of the legal proceedings set forth in the Company SEC Documents, no insurer has informed the Company or any of its Subsidiaries of any denial of coverage. The Company and its Subsidiaries have not received any written notice of cancellation of any of the Policies. All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to the Company and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 3.18 Interested Party Transactions. No event, transaction, agreement, arrangement or understanding has occurred or been entered into since June 30, 2013 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act.

Section 3.19 Company Proxy Statement; Other Information. None of the information provided by or on behalf of the Company specifically for inclusion in the Company Proxy Statement or any other document to be filed with the SEC or any other Governmental Authority in connection with the transactions contemplated by this Agreement will (i) at the time of the mailing of the Company Proxy Statement or any amendment or supplement thereto, (ii) at the time of the Company Stockholders Meeting or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The letter to stockholders, notice of meeting, proxy statement (as amended or supplemented from time to time) and forms of proxy to be filed with the SEC and distributed to stockholders in connection with the Merger are collectively referred to herein as the “Company Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective representatives in writing specifically for inclusion in the Company Proxy Statement.

Section 3.20 Opinion of Financial Advisor. The Company Board has received the opinion of Barclays Capital Inc. (the “Company Financial Advisor”), dated as of April 10, 2014, to the effect that, as of such date, and subject to the various qualifications, limitations and assumptions set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock. An executed copy of such opinion will be made available to Parent solely for informational purposes after receipt thereof by the Company Board and will be included in the Company Proxy Statement. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.21 Brokers and Other Advisors. Except for the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has previously provided to Parent a copy of the engagement letter with the Company Financial Advisor, as amended or modified, and any related agreements.

Section 3.22 Company Stockholder Approval. The approval by a majority of the voting power represented by the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve the Transactions.

Section 3.23 Share Ownership. The Company has not been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of Parent, as defined in Section 203 of the DGCL. As of the date of this Agreement, neither the Company nor its

Subsidiaries own (directly or indirectly, beneficially or of record) any shares of capital stock of Parent and neither the Company nor its Subsidiaries hold any rights to acquire any shares of capital stock of Parent except pursuant to this Agreement.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing and, whether delivered or disclosed orally, in writing, electronically or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.1 Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Parent has made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent, in each case as amended to the date of this Agreement (the “Parent Charter Documents”).

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by the Parent Board and the Merger Sub Board) and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Parent Charter Documents or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.4 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Parent or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except in the case of each of clauses (ii) and (iii) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which do not have and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement and approve the Transactions.

Section 4.3 Governmental Approvals. Except for (a) the filing by the Company with the SEC of the Company Proxy Statement and other filings by the Company, Parent, or Merger Sub required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and any applicable foreign antitrust laws, including those described in Section 3.4(c) of the Company Disclosure Schedule, and (d) such consents, approvals or authorizations the failure of which to be made or obtained does not have and would not have, individually or in the aggregate, a Parent Material Adverse Effect. No consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions.

Section 4.4 Legal Proceedings. As of the date of this Agreement, there is no pending or, to the Knowledge of the Parent, threatened, legal or administrative proceeding, claim, suit or action against the Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling or decree imposed upon the Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Authority, that would have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement on the terms and conditions provided for herein.

Section 4.5 Anti-Takeover Provisions. Assuming the representations and warranties of the Company set forth in Section 3.23 are true and correct, no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation is applicable to the Agreement or the Transactions.

Section 4.6 Brokers and Other Advisors. Except for Robert W. Baird and Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.7 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed on April 8, 2014 solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.8 Sufficient Funds. Parent has, and shall have available at and at all times prior to the Closing, sufficient cash, marketable securities and/or other sources of immediately available funds to deliver the aggregate Merger Consideration and other amounts payable under Article II, and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform its obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.9 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Subsidiaries owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub or their respective Subsidiaries holds any rights to acquire directly or indirectly any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.10 Company Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement will, at the date such Company Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent in this Article IV, none of Parent, Merger Sub or any other Person makes any representation or warranty with respect to Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing and, whether delivered or disclosed orally, in writing, electronically or otherwise.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or as contemplated by Section 3.10 or Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (such period, the “Interim Period”), unless Parent otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall conduct its business in all material respects in the ordinary course consistent with past practice and use commercially reasonable efforts to: (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, Permits, consents, franchises, approvals and authorizations and (iii) maintain satisfactory relationships with its material customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities having jurisdiction over matters related to its business. Without limiting the generality of the foregoing, the Company shall not:

(i) (w) issue, sell, or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, (x) split, combine, subdivide or reclassify any shares of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, (y) authorize, declare, set aside for payment or pay any dividend on, or make any other actual, constructive or deemed distribution in respect of, any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company, or (z) otherwise make any payments to its stockholders in their capacity as such (whether in cash, assets, shares or other securities of the Company or any of its Subsidiaries), except for (A) the issuance of capital stock pursuant to any Contract in effect on the date hereof, (B) the issuance of shares of Company Common Stock required to be issued upon exercise or settlement of Options or Company Stock Unit Awards, in each case outstanding on the date of this Agreement, (C) the issuance or grant of Options (or shares of capital stock with respect thereto) or Company Stock Unit Awards in respect of, or representing the right to acquire, Company Common Stock in the ordinary course of business consistent with past practice and to the extent permitted by paragraph (viii) below and (D) transactions among the Company and its wholly-owned Subsidiaries;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to commitments in effect as of the date hereof or (B) in connection with withholding to satisfy Tax obligations with respect to Options and the

Company Stock Unit Awards, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of Options;

(iii) incur any Indebtedness in an outstanding principal amount or notional principal amount in excess of $1 million in the aggregate, or modify in any material respect the terms of any existing Indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any Person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or Contract to maintain any financial statement condition of another Person (including any Affiliate) or enter into any arrangement (including any capital lease) having the economic effect of the foregoing, except that the Company and its Subsidiaries may incur Indebtedness (A) to replace, renew, extend, refinance or refund any existing Indebtedness, (B) for borrowed money pursuant to Contracts as in effect as of the date of this Agreement, (C) in the ordinary course of business consistent with past practice in all material respects or (D) among the Company and any of its wholly-owned Subsidiaries or among any of such Subsidiaries;

(iv) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money;

(v) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations) or subject to any Lien (other than Permitted Liens), permit to go abandoned or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries and any Intellectual Property, except (A) in the ordinary course of business consistent with past practice, (B) pursuant to Company Material Contracts in force on the date of this Agreement, (C) in accordance with the Company’s reserves set forth in the consolidated financial statements included in the Filed Company SEC Documents and (D) for dispositions of obsolete or worthless assets in an aggregate amount not in excess of the amount specified in the current fiscal year budget;

(vi) make capital expenditures in excess of $1 million in the aggregate for the Company and its Subsidiaries taken as a whole during any consecutive 3-month period, except (A) as budgeted for such period in the Company’s long term capital improvements plan as was made available to Parent prior to the date of this Agreement or (B) in the ordinary course of business consistent with past practices as to time and amount;

(vii) make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person for consideration in excess of $1 million, except pursuant to Contracts in force on the date of this Agreement;

(viii) (A) grant or commit to grant any stock options, stock appreciation rights, Company Stock Unit Award, restricted stock units, deferred equity units, awards based on the value of shares of Company Common Stock, or other equity-based awards with respect to shares of Company Common Stock, under any equity incentive plan or otherwise, except as otherwise permitted by this Agreement; or (B) accelerate the vesting of any Options, or Company Stock Unit Awards, except as may be required pursuant to the terms of this Agreement or Company Stock Plans or Company Plans as in effect on the date hereof;

(ix) except as required by applicable Law or any Company Plan or Contract in effect on the date of this Agreement or as otherwise permitted by this Agreement, (A) increase (or promise to increase) the compensation or other benefits payable or provided to, or grant or increase (or promise to grant or increase) any severance or termination pay or other benefits or supplemental retirement or post-employment benefit to (or materially amend any existing arrangement with), any current or former (x) directors or officers or (y) other than in the ordinary course of business consistent with past practice, employees, consultants or independent contractors; (B) enter into any employment, consulting, indemnification, severance, retention, termination, change in control, deferred compensation or other similar agreement (or materially amend any such existing agreement) with any current or former (x) directors or officers or (y) other than in the ordinary course of business, employees, consultants or independent contractors; (C) except in connection with the hiring of employees in the ordinary course of business, establish, adopt, enter into, freeze, amend, become a party to, or commence participation in any Company Plan (or any plan, arrangement, agreement, program, practice, or policy that would be a Company Plan if it were in effect as of the date of this Agreement), or take any action to accelerate entitlement to material compensation or benefits under any Company Plan or otherwise, in each case, for the benefit of any current or former directors, officers, employees, consultants or independent contractors, or any of their beneficiaries or (D) increase, or promise to increase, any bonus or incentive (including opportunities) for any directors, officers, employees, consultants or independent contractors or set any performance metrics or targets under any bonus or incentive plan;

(x) except in the ordinary course of business and except for any such action which involves the implementation of a new, or new participation in, a defined benefit pension plan, retiree medical plan, multiemployer pension or welfare plan or severance plan or program, execute, adopt, amend or terminate any collective bargaining Contract;

(xi) make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof) or Regulation S-X under the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xii) amend the Company Charter Documents or organizational documents of any of the Company’s Subsidiaries;

(xiii) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(xiv) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions;

(xv) make any loans, advances or capital contributions to, or investments in, any Person, in each case, other than such transactions among the Company and any of its wholly-owned Subsidiaries or as required by Company Material Contracts as in effect as of the date of this Agreement;

(xvi) (A) enter into (x) any Contract that is of a type described in clause (i) of Section 3.15(a) or (y) any other Contract that would be a Company Material Contract if in effect on the date of this Agreement or any lease of real property other than in the ordinary course of business consistent with past practice, or (B) modify or amend in any material respect, or cancel, renew or terminate, or waive, release or assign any material rights or material claims under, any Company Material Contract or any Company Real Property Lease;

(xvii) enter into, modify or amend in any material respect, or continue, cancel, renew or terminate, any Contract, or waive, release or assign any material rights or claims under any Contract, if such action would have a Company Material Adverse Effect;

(xviii) except in the ordinary course of the Company’s administration of its Tax and financial accounting matters and consistent with past practice, (A) materially change any Tax or financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rules or policy or applicable Law, or (B) make or change any material Tax election or file any amended material Tax Return;

(xix) waive, settle, satisfy or compromise (or propose to do any of the foregoing) any litigation or other Proceeding or dispute other than those that (A) do not involve the payment by the Company or any of its Subsidiaries in excess of the reserves set forth on the most recent consolidated balance sheet of the Company plus (x) $500,000 in any individual instance or (y) $1,000,000 in the aggregate, and (B) do not involve any injunctive or other non-monetary relief or impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(xx) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Contract with any Affiliate;

(xxi) disclose, other than to representatives of Parent, any material trade secret unless a written non-disclosure agreement is executed by the recipient of such information prior to such disclosure;

(xxii) take any action (or omit to take any action) if such action (or omission), at the time of such action (or omission), would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI not being satisfied; or

(xxiii) agree, resolve or commit, or announce an intention, to take any of the foregoing actions.

Notwithstanding the foregoing, the Company shall be entitled, without the consent of Parent, to take any action that is contemplated by, and is in accordance with, the Company’s fiscal year budget as in effect on the date of this Agreement, a copy of which has been provided to Parent.

(b) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, and subject, in the case of the Company, in all respects to the provisions of Section 5.3, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other Transactions contemplated by this Agreement.

Section 5.2 Preparation of the Company Proxy Statement; Company Stockholders Meeting.

(a) The Company shall, as soon as reasonably possible after the date of this Agreement, duly give notice of, convene and hold a meeting of its stockholders to consider the approval of the Merger and the other Transactions and such other matters as may be then legally required (after giving effect to any adjournment or postponement thereof, the “Company Stockholders Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Stockholders Meeting if the Company Board (or a duly authorized committee thereof), after consultation with its outside legal counsel, reasonably determines that failure to delay or postpone the Company Stockholders Meeting would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(b) In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c) The Company shall, through the Company Board (or a duly authorized committee thereof), but subject to the right of the Company Board to make a Company Adverse Recommendation Change pursuant to Section 5.3, (i) recommend to its stockholders that the Company Stockholder Approval be given at the Company Stockholders Meeting (the “Company Board Recommendation”) and solicit proxies in connection therewith and (ii) include the Company Board Recommendation in the Company Proxy Statement.

Section 5.3 Solicitation; Change in Recommendation.

(a) Subject to Section 5.3(b), Section 5.3(c), Section 5.4(c) and Section 5.4(d), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, the Company shall not, and shall not authorize or permit its Subsidiaries to, and shall not permit its or their Representatives to, directly or indirectly: (i) initiate, knowingly encourage, knowingly facilitate or solicit (including in each case by way of furnishing non-public information of the Company or any of its Subsidiaries to any Person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or offer (written or oral) that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) initiate, knowingly encourage, participate in or solicit any discussions or negotiations with any Person (whether such discussions or negotiations are initiated by the Company, any of its Representatives or a third party), other than Parent or any of its Representatives, regarding or in furtherance of such inquiries or relating to a Takeover Proposal, (iii) provide any non-public information, documentation or data of the Company or any of its Subsidiaries to any Person, other than Parent or any of its Representatives, relating to a Takeover Proposal, (iv) otherwise cooperate with any effort or attempt to make, implement or accept any Takeover Proposal, (v) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company Charter Documents inapplicable to any transactions contemplated by a Takeover Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any Person other than Parent any of its Affiliates under any such provisions), (vi) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement as set forth in the provisions of Section 5.3(c)), or (vii) adopt or approve any Takeover Proposal, or propose the approval or adoption of any Takeover Proposal, or resolve or agree to take any such action. The Company shall immediately cease, and cause its Subsidiaries and direct its and their Representatives to terminate, any cooperation with or assistance or participation in any inquiries or proposals of any Persons made prior to the date hereof, and any discussions or negotiations with any Persons conducted theretofore by the Company, its Subsidiaries or any of its or their Representatives, in each case, with respect to any Takeover Proposal, and request and instruct to be returned or destroyed all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person relating to a Takeover Proposal.

(b) From and after the date of this Agreement, the Company shall advise Parent orally and in writing of (i) the receipt by the Company or any of its Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Takeover Proposal, specifying the material terms and conditions thereof and the identity of the Person making such Takeover Proposal, and (ii) any material modifications to the financial or other material terms and conditions of such Takeover Proposal, in each case as promptly as practical (and in any event within 24 hours) of receipt thereof by the Company or any of its Representatives. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent and, to the extent the Company is permitted by this Section 5.3 to engage in discussions or negotiations relating to any Takeover Proposal, shall otherwise keep Parent reasonably informed on a timely basis of the status of any such discussions or negotiations.

(c) If at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval (i) the Company has received a written Takeover Proposal from a third party that the Company Board believes in good faith to be bona fide, (ii) such Takeover Proposal did not result directly or indirectly from a breach of this Section 5.3 and (iii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that not taking such action would reasonably be expected to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, then the Company may (1) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and (2) engage and participate in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided, however, that the Company (x) will not, and will not permit its Subsidiaries to, and will not permit its Representatives to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement with such Person and (y) will concurrently provide to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent.

(d) Except as expressly permitted in this Section 5.3(d), neither the Company Board nor any committee thereof shall (i)(A) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Company Board or committee thereof of this Agreement, the Merger, and the other Transactions contemplated hereby, (B) make any other public statement in connection with the Company Stockholders Meeting by or on behalf of such Company Board or committee thereof that would reasonably be expected to have the same effect or (C) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, to the stockholders of the Company a Takeover Proposal (any action described in this clause being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement that is intended or could reasonably be expected to result in, any Takeover Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding the foregoing, provided the Company shall not have breached in any material respect its obligations under this Section 5.3, (i) in response to a Company Intervening Event or (ii) if the Company receives a Takeover Proposal which the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal (after taking into account all of the adjustments to the terms of this Agreement which may be offered by Parent in accordance with subparagraph (II) below of this Section 5.3(d)), then, in each case, the Company Board may at any time prior to obtaining the Company Stockholder Approval, if it determines in good faith, after consultation with the Company’s outside legal counsel, that not taking such action would reasonably be expected to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, (1) effect a Company Adverse Recommendation Change or (2) only in the case of clause (ii) of this Section 5.3(d), approve or recommend such Superior Proposal and/or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 7.1(c)(ii); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2), and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless at or concurrently with, and as a condition to, such termination the Company pays, or causes to be paid, to Parent the Termination Fee in full and otherwise complies with the provisions of Section 7.3; and provided, further, that the Company Board shall not make a Company Adverse Recommendation Change pursuant to the foregoing clause (1), approve or recommend any Superior Proposal or terminate this Agreement pursuant to the foregoing clause (2) (A) if, in the case of clause (2), such Superior Proposal resulted from a breach by the Company of this Section 5.3 and (B) unless, in the case of clauses (1) and (2):

(I) the Company Board shall have first provided at least three (3) Business Days prior written notice (a “Notice of Company Adverse Recommendation Change”) to Parent that it is prepared to take the applicable action in response to a Company Intervening Event or a Superior Proposal, as applicable, which notice shall describe such Company Intervening Event or Superior Proposal, as applicable, in reasonable detail, and, in the case of a Superior Proposal, be accompanied by the most current version of all relevant written agreements or proposals relating to the transaction that constitutes such Superior Proposal (it being agreed that the Notice of Company Adverse Recommendation Change and any amendment or update to such Notice of Company Adverse Recommendation Change and the determination to so deliver such Notice of Company Adverse Recommendation Change, or update or amend public disclosures with respect thereto, shall not constitute a Company Adverse Recommendation Change for purposes of this Agreement); and

(II) Parent does not make, within such three (3) Business Day period, a binding, written, irrevocable offer to modify the terms of this Agreement so that such terms, as so modified, would, in the good faith judgment of the Company Board (after consultation with the Company’s outside legal counsel and financial advisors), cause the Takeover Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that would obviate the need to make a Company Adverse Recommendation Change in the event of a Company Intervening Event, as applicable, in each case, taking into consideration any risk of non-consummation and all legal, financial, regulatory and other aspects of each such proposal. The Company agrees that, during the three (3) Business Day period prior to its effecting a Company Adverse Recommendation Change or taking another action permitted by clause (2) above, if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated hereunder such that the Takeover Proposal in question would no longer constitute a Superior Proposal or that would obviate the need to make a Company Adverse Recommendation Change in the event of a Company Intervening Event. Each successive modification to the price or any other material term of any Takeover Proposal shall constitute a new Takeover Proposal for purposes of this Section 5.3(d) and shall require a new Notice of Company Adverse Recommendation Change under Section 5.3(d)(I) above, if applicable.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the Company stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act with respect to a Takeover Proposal or (ii) making any disclosure to the stockholders of the Company (other than a Company Adverse Recommendation Change, which may be made only in accordance with Section 5.3(d)) if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 5.3 or (iv) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company). No disclosures under this Section 5.3(e) shall be, in themselves, a breach of this Section 5.3 or a basis for Parent to terminate this Agreement pursuant to Article VII if such disclosure is required under applicable Law or required under the rules and regulations of any applicable stock exchange; provided, however, that any disclosure of a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or an express rejection of any applicable Takeover Proposal together with an express reaffirmation of the Company Board Recommendation, shall be deemed to be a Company Adverse Recommendation Change.

(f) In the event that the Company makes a Company Adverse Recommendation Change, it shall promptly make a public announcement of such change and such announcement and shall set forth the material reasons for such change. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

(g) The Company agrees not to waive or fail to enforce any standstill provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party relating to a potential or actual Takeover Proposal, in each case unless the Company Board determines in good faith, after consultation with its outside legal counsel, that failing to do so would reasonably be expected to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; provided that the Company shall not enforce any provision of any such agreement that would prohibit a third party from requesting such termination, amendment, modification or waiver of any such agreement or provision thereof. Subject to the foregoing, the Company agrees to enforce the provisions (other than the standstill provisions) of any such agreements, to the extent the Company has Knowledge of any breach or potential breach, including seeking to obtain injunctions to prevent any breaches of such agreements, and to enforce specifically the terms and provisions thereof in any court of the U.S. or any state thereof having jurisdiction.

(h) As used in this Agreement, “Company Intervening Event” shall mean, with respect to the Company, any material development or change in circumstances that is not related to a Takeover Proposal, to the extent such material development or change in circumstances occurs or arises after the date of this Agreement but prior to obtaining the Company Stockholder Approval and was neither known to, nor reasonably foreseeable by, the Company or any of its Subsidiaries or any of its or their Representatives as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known to or reasonably foreseeable by the Company Board as of the date hereof); provided, however, that (i) changes in the market price or trading volume of the Company Common Stock or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period shall not constitute a Company Intervening Event (it being understood that the facts or occurrences giving rise to or contributing to such change or fact may be taken into account in determining whether there has been a Company Intervening Event) and (ii) the results of the introduction of new or modified products or the results of sales or marketing initiatives (including any increase in sales as a result thereof whether to new or existing customers) are reasonably foreseeable and shall not be considered a material development or change in circumstances.

(i) As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal, offer or other expression or indication of interest from any Person (other than Parent, Merger Sub and any of its Affiliates thereof) relating to or that could reasonably be expected to lead to the purchase or other acquisition, in a single transaction or series of related transactions, of (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) that collectively account for 20% or more of the Company’s consolidated assets (based on the fair market value thereof) or from which 20% or more of the Company’s revenues, earnings, or cash flow on a consolidated basis are derived or (ii) 20% or more of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, recapitalization, sale of shares of capital stock, joint venture, liquidation, dissolution, tender offer, exchange or similar transaction.

(j) As used in this Agreement, “Superior Proposal” means a bona fide written Takeover Proposal (with all references to “20%” in the definition of Takeover Proposal being treated as references to “50%” for these purposes) from any third party, which proposal was not the result of a material breach of this Section 5.3, (i) that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (A) is on terms that would, if consummated, be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby (taking into account any adjustments or modifications to the terms of this Agreement which Parent has made in accordance with the first sentence of Section 5.3(d)(II) in response to a Takeover Proposal or a Company Intervening Event) and (B) is reasonably likely to be completed in accordance with its terms on a timely basis, taking into account the legal, financial, regulatory and other aspects of such Takeover Proposal and this Agreement that the Company Board considers relevant and (ii) for which financing, to the extent required, is then committed or, in the good faith judgment of the Company Board (or a duly authorized committee thereof), is reasonably likely to be obtained.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to (i) cause the Transactions to be consummated as soon as reasonably practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (v) make all necessary notices to and obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable (but in any event on or prior to the End Date). For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as practicable and in any event within ten (10)

Business Days of the date hereof (unless the parties otherwise agree to a different date), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, (C) use its reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (D) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable, and (ii) each party agrees to (A) supply as soon as practical any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority (including as described in Section 3.4(c) of the Company Disclosure Schedule) as soon as practicable.

(c) The Company, Parent and Merger Sub shall, (i) promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority (other than the initial submission of the Notification and Report Form under the HSR Act), (ii) keep the others reasonably informed on a timely basis of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Parent and the Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Authorities consistent with its obligations hereunder.

(d) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.4, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall cooperate in all reasonable respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries or Affiliates be required to agree to (nor shall the Company or any of its Subsidiaries agree unless Parent so directs them (and they shall, if Parent so directs, agree, so long as such agreements are conditioned upon the Closing)), to (i) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of its or their respective businesses, assets or Contracts or (ii) otherwise take any other action that may be required or requested by any Governmental Authority in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.4 that would have an adverse impact, in any material respect, on the business of Parent, the Company or any of their respective Subsidiaries or Affiliates (including the Surviving Corporation). Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has, prior to such termination, complied with its obligations under this Section 5.4.

(e) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review, comment upon and approve, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with the terms of this Agreement in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions; and provided, further, that the foregoing shall not limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford Parent and its Representatives reasonable access during normal business hours to the Company’s properties, books, Contracts and records, and the Company shall furnish promptly to Parent such information concerning its business and properties as Parent may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided that Parent and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; and provided, further, that the Company shall not be obligated to provide such access or information to Parent if the Company determines, in its reasonable judgment after consultation with outside counsel, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Following expiration or early termination of the waiting period under the HSR Act, the Company shall also arrange visits by Representatives of Parent to such customers as shall be mutually agreed by Parent and the Company. No investigation pursuant to this Section 5.6 shall affect any representation, warranty, covenant or agreement of any party hereto or any condition to the obligations of the parties hereto. Until the Effective Time, the information provided pursuant to this Section 5.6 will be subject to the terms of the Confidentiality Agreement, dated as of December 2, 2013, between Parent and the Company (the “Confidentiality Agreement”) and, without limiting the generality of the foregoing, Parent shall not, and Parent shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b) Parent acknowledges and agrees that as of the date of this Agreement it (i) has had an opportunity to discuss the business of the Company with the management of the Company, (ii) has had access to the books and records, facilities, contracts and other assets of the Company which it and its Representatives have requested to review, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company, its businesses and the Transactions.

Section 5.7 Notification of Certain Matters. Each party shall give prompt notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority, the NYSE or Nasdaq (or any other securities market) in connection with the transactions contemplated by this Agreement; or (iii) such party becoming aware of the occurrence or non-occurrence of an event that could materially prevent or delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit, expand or otherwise affect any representation, warranty, covenant or agreement of the parties hereto or the remedies available to the party hereunder receiving such notice or the conditions to such party’s obligations to consummate the Transactions, and no information delivered pursuant to this Section 5.7 shall update any section of the Company Disclosure Schedule.

Section 5.8 Indemnification and Insurance.

(a) Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to or at the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby or consummated hereunder) in favor of the current or former directors or officers of the Company or any of its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and collectively, the “Indemnitees”) as provided in their respective certificates of incorporation, by-laws, other organizational documents and any indemnification agreement in effect as of the date of this Agreement with an Indemnitee, in each case to the fullest extent provided therein, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(b) Any determination required to be made with respect to whether an Indemnitee’ s conduct complies with an applicable standard under applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company, or applicable indemnification agreements, as the case may be, shall be made by independent legal counsel.

(c) Each of Parent and the Surviving Corporation shall reasonably cooperate with the Indemnitees in the defense of any Proceeding and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by an Indemnitee in connection therewith. Notwithstanding anything to the contrary contained in this Section 5.8 or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination provides for no obligation or admission of wrongdoing on the part of any Indemnitee (other than the payment of money, which payment shall be satisfied in full by Parent or the Surviving Corporation) and includes an unconditional release of all of the Indemnitees covered by the Proceeding from all liability arising out of such Proceeding. Nothing in this Section 5.8(c) shall relieve Parent or the Surviving Corporation of its obligations set forth in Section 5.8.

(d) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries, or comparable coverage, with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and provided, further, that in lieu of the foregoing insurance coverage, at Parent’s request (and at its expense), the Company shall purchase prior to the Effective Time “tail” insurance coverage, at a cost no greater than the aggregate amount which the Surviving Corporation would be permitted to spend during the six–year period provided for in this Section 5.8(b), that provides coverage no materially less favorable than the coverage described above.

(e) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have in effect on the date of this Agreement by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(f) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 Transaction Litigation. Each party hereto shall keep the other parties hereto reasonably informed of, and cooperate with the other parties hereto in connection with, any litigation or claim against any party hereto and/or its directors, officers or employees relating to the Transactions; provided, however, that the foregoing shall not require any party hereto to take any action if it may result in a waiver of any attorney/client or any other similar privilege. In furtherance of and without in any way limiting the foregoing, each of the parties shall upon the terms and subject to the conditions contained in this Agreement use its respective commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement; provided that the Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise settle, come to a settlement arrangement regarding any such action or proceeding or consent thereto unless Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed). Without limiting the foregoing, the Company shall give consideration to Parent’s advice with respect to any such litigation.

Section 5.10 Section 16. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.11 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent and the Surviving Corporation shall provide, or shall cause to be provided, to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who remains employed immediately following the Effective Time (a “Continuing Employee”), base salary, base wages, commissions, annual cash incentive compensation opportunities, 401(k) plan and other health and welfare benefits that are no less favorable in the aggregate than what is provided or made available to, or otherwise in effect with respect to, such Continuing Employee immediately prior to the Effective Time. In addition, (i) Parent and the Surviving Corporation shall provide or shall cause to be provided to each Continuing Employee whose employment terminates during the one (1) year period following the Effective Time with severance benefits at levels and on terms no less favorable than such Continuing Employee would have been entitled to receive pursuant to the terms of the Company’s severance policies as set forth on Section 5.11(a) of the Company Disclosure Schedule, and (ii) such severance benefits shall be determined taking into account the service crediting provisions set forth in Section 5.11(b).

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA (or any severance or vacation plan that is not so defined) maintained by Parent or any of its Subsidiaries, excluding any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries, any equity compensation arrangements maintained by Parent or any of its Subsidiaries or any defined benefit pension plan maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Continuing Employees will participate following the Effective Time, Parent shall, or shall cause the Surviving Corporations to, recognize all service of the Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for seniority for severance or vacation, if applicable) in any Parent Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under a corresponding Company Plan (if any).

(c) Without limiting the foregoing, with respect to Continuing Employees who are employed by Parent or a Subsidiary of Parent in the United States, Parent shall use commercially reasonable efforts to cause any pre-existing conditions or (actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived only to the extent waived under the corresponding plan in which Continuing Employees participated immediately prior to the date Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans. With respect to Continuing Employees who are employed by Parent or a subsidiary of Parent in the United States, Parent shall also use commercially reasonable efforts to cause any deductibles and co-payments paid by Continuing Employees under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Effective Time occurs to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(d) Prior to the Effective Time, the Company shall, if requested to do so by Parent in writing not less than ten (10) Business Days before the date on which the Effective Time occurs, terminate any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same “Controlled Group of Corporations” (as defined in Section 414(b) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. Parent shall use commercially reasonable efforts to cause the 401(k) plans of Parent or its Subsidiaries to accept any distribution from the Company 401(k) plan(s) as a rollover contribution and the transfer of any promissory note representing an outstanding participant loan, if so directed by a Continuing Employee. The Company shall provide Parent (and its counsel) (i) with a reasonable opportunity to review and comment on any documents (whether amendments, resolutions, communications or otherwise) necessary or advisable to effectuate this Section 5.11(d), (ii) with rights of approval (which approval shall not be unreasonably withheld or delayed) of any such documents and (iii) satisfactory evidence that all necessary actions have been taken.

(e) With respect to matters described in this Section 5.11, the Company will not send written notices or other written communication materials to the employees of the Company or any of its Subsidiaries without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

(f) On or before the Closing Date, the Company shall provide a list of all employees of the Company and each of its Subsidiaries who have experienced, or will experience, an “employment loss” or “layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act, or any analogous state or local Law (collectively, the “WARN Act”)) at any time during the ninety (90) days prior to the Closing Date.

(g) The Company shall not, and shall cause each of its Subsidiaries not to, at any time during the ninety (90) days before the Closing Date, without complying with the notice requirements and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) at any site of employment of the Company or any of its Subsidiaries.

(h) As soon as practicable following the date of this Agreement, the Company Board or the appropriate committee of the Company Board shall take all reasonable actions, including adopting any necessary resolutions, to (i) terminate the Company’s Employee Stock Purchase Plan (the “ESPP”) as of immediately prior to the Closing Date, (ii) ensure that no offering period under the ESPP shall be commenced on or after the date of this Agreement, (iii) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP) and (iv) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the ESPP be refunded to such participant before or as promptly as practicable following the Effective Time (without interest). The Company shall provide Parent (and its counsel) (i) with a reasonable opportunity to review and comment on any documents (whether amendments, resolutions, communications or otherwise) necessary or advisable to effectuate this Section 5.11(h), (ii) with rights of approval (which approval shall not be unreasonably withheld or delayed) of any such documents and (iii) satisfactory evidence that all necessary actions have been taken.

(i) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or any other person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.11 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent or any Surviving Corporation to continue any Company Plans or Parent Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Times; or (iii) amend any Company Plans or Parent Plans or other compensation or employee benefit plans or arrangements.

Section 5.12 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Takeover Laws. The Company and the Company Board shall each (a) use its commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any state takeover statute or similar statute becomes applicable to the Transactions, use its commercially reasonable efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.15 Stock Exchange Delisting and Deregistration. Prior to the Closing Date, the Company shall use its commercially reasonable efforts to cause the shares of Company Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Government Authority required to consummate the Merger and the other transactions contemplated hereby, the failure of which to be made or obtained has or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, shall have been made or obtained.

(c) Antitrust. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any foreign necessary approvals, consents and clearances (including those described in Section 3.4(c) of the Company Disclosure Schedule) shall have been received.

(d) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the representations and warranties of the Company set forth in Section 3.2, Section 3.3(a) and Section 3.22 shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where such failures to be so true and correct would not have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions; provided, however, that, notwithstanding the foregoing, each of the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) and Section 4.2(c) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time. The Company shall have received a certificate dated the Closing Date signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it (or them) under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions or due to the failure of such party to perform in all material respects any of its other obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the nine month anniversary of the date of this Agreement (as such date is extended pursuant to the following proviso, as applicable, the “End Date”); provided, however, that if the Closing has not occurred by such date and on such date any of the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(d) or Section 6.2(d) with respect to the matters contemplated by Section 6.1(c) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article VI has been satisfied, waived or remains capable of satisfaction by such date, then the End Date shall automatically be extended to the date which is the one-year anniversary of the date of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if it is then in material breach of any representation, warranty, covenant or other agreement hereunder which would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b), Section 6.3(a) or Section 6.3(b);

(ii) if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the material breach by such party of any of its obligations under this Agreement; or

(iii) if the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured by the Company by the earlier of (x) the End Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder which would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); or

(ii) if (A) the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change, (B) the Company fails to include the Company Board Recommendation in the Company Proxy Statement, (C) the Company Board shall have recommended or approved any Takeover Proposal, (D) the Company Board (or a duly authorized committee thereof) shall have failed to affirm publicly the Company Board Recommendation following any reasonable written request by Parent to provide such reaffirmation (including in the event of a Takeover Proposal having been publicly disclosed) within ten (10) calendar days following such request (but in no event later than the Business Day prior to the date of the Company Stockholders Meeting if the Company has been given such written request at least three Business Days prior to the Company Stockholders Meeting), (E) the Company shall be in material breach of its obligations pursuant to Section 5.2(a), Section 5.2(c) or Section 5.3 or (F) the Company Board formally resolves to take or publicly announces an intention to take any of the foregoing actions; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured by Parent by the earlier of (x) the End Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder which would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); or

(ii) prior to the receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive agreement providing for a Superior Proposal, in accordance with the terms of Section 5.3(d); provided that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall be available to the Company only if (A) the Company is not in material breach of Section 5.3 and (B) the Company concurrently with, and as a condition to, such termination pays or caused to be paid the Termination Fee to Parent in accordance with Section 7.3; it being understood that the Company may, in accordance with Section 5.3(d), enter into any transaction that is a Superior Proposal simultaneously with the valid termination of this Agreement pursuant to this Section 7.1(d)(ii).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of (A) a material and intentional breach of its obligations under this Agreement, (B) its fraud or willful misconduct or (C) material and intentional breach of its representations or warranties set forth in this Agreement.

Section 7.3 Termination Fee; Parent Transaction Expenses.

(a) In the event that this Agreement is terminated pursuant to Section 7.1(b)(iii), the Company shall reimburse Parent for all documented out-of-pocket expenses, fees and costs (including, but not limited to, expenses and fees of the Parent’s counsel, accountants, financial advisors and consultants and all filing fees paid to any Governmental Authority) of Parent relating to the transactions contemplated by this Agreement (including in connection with Parent’s due diligence investigation and the authorization, negotiation, execution and performance of this Agreement and the Transactions contemplated hereby, including the Merger) actually incurred prior to termination, not to exceed $3,000,000 in the aggregate (collectively, “Parent Transaction Expenses”), payable within ten Business Days after demand therefor (and receipt by the Company of reasonably appropriate supporting documentation) following the occurrence of the termination event giving rise to the payment obligation described in this Section 7.3(a).

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay or cause to be paid as directed by Parent the Termination Fee concurrently with, and as a condition of, the termination of this Agreement.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid as directed by Parent the Termination Fee within two (2) Business Days of such termination.

(d) In the event that (i) this Agreement is or, at the time of a termination of this Agreement pursuant to Section 7.1, could have been, terminated (A) by either party pursuant to Section 7.1(b)(iii) or (B) by Parent pursuant to Section 7.1(c)(i) as a result of a breach by the Company of its obligations under Section 5.2 or Section 5.3, (ii) a Takeover Proposal (whether or not modified after it was first made) is publicly disclosed, announced or otherwise made public, in each case other than by Parent, (A) in the case of Section 7.1(b)(iii), prior to the date of the Company Stockholders Meeting or (B) in the case of Section 7.1(c)(i) to the extent provided above, prior to the date of termination of this Agreement and (iii) within one (1) year following such termination the Company enters into a definitive agreement providing for, or otherwise consummates, a Takeover Proposal (substituting “50%” for “20%” in the definition of “Takeover Proposal”) (in each case regardless of whether such Takeover Proposal was made or consummated before or after termination of this Agreement), then the Company shall pay or cause to be paid as directed by Parent the Termination Fee, upon the earlier of the public announcement of the Company’s entry into any such agreement or the consummation of any such transaction.

(e) For purposes of this Agreement, “Termination Fee” shall mean a cash amount equal to $8,600,000.

(f) Notwithstanding the foregoing, (i) in no event shall the Company be required to pay the Parent Transaction Expenses referred to in this Section 7.3 on more than one occasion, (ii) in no event shall the Company be required to pay the Termination Fee referred to in this Section 7.3 on more than one occasion, and (iii) no Termination Fee shall be payable if, at the time this Agreement is terminated by Parent, this Agreement could have been terminated by the Company pursuant to (A) Section 7.1(b)(iii) (unless a Takeover Proposal (whether or not modified after it was first made) is publicly disclosed, announced or otherwise made public (in each case other than by Parent) prior to the date of the Company Stockholders Meeting, in which event Section 7.3(d) shall govern whether a Termination Fee shall be payable), (B) Section 7.1(b)(ii) or (C) Section 7.1(d)(i). Notwithstanding anything to the contrary in this Agreement, the parties agree that, except as provided for in Section 7.2 and except for specific performance as provided in Section 8.9, the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement.

(g) Any amount that becomes payable pursuant to this Section 7.3 shall be paid by wire transfer of immediately available funds to the account designated in Section 7.3(g) of the Parent Disclosure Schedule and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(h) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. The payments contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by Parent of its obligations hereunder, provided, that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by any other party or of any rights of the Company in respect thereof. The Termination Fee, if paid, shall be credited against any damages recovered by the Company arising from a breach of this Agreement by Parent. If a party fails to promptly pay any amount due by it pursuant to this Section 7.3, such amount due shall also be deemed to include the costs and expenses (including fees and expenses of counsel) incurred by such party in connection with the collection and enforcement of this Section 7.3, together with interest on such unpaid amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate per annum equal to three (3) percent plus the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses. Notwithstanding the foregoing, (a) the Company will bear and pay all of the costs and expenses incurred in connection with the printing and mailing of the Company Proxy Statement, all of the SEC filing fees in respect of the Company Proxy Statement and all of the fees of the proxy solicitor, if any (which, if retained by the Company, shall be in consultation with Parent) in connection with the solicitation of proxies from the Company’s stockholders, and (b) the parties will share equally the filing fee under the HSR Act and any fees for similar filings or notices under foreign laws or regulations.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that following the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval of this Agreement or the Transactions by the stockholders of the Company without such further approval.

Section 8.4 Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law and the proviso at the end of Section 8.3, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided that Merger Sub, upon prior written notice to the Company, may assign (in its sole discretion) any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time (a claim with respect to which may not be made unless and until the Effective Time shall have occurred), and (ii) the rights of any third party beneficiaries under Section 5.8, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the party for whose benefit such representation and warranty was made in accordance with Section 8.4 without notice of liability to any other Person. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement and all actions and proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement, any of the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if such Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court therefrom), (ii) it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.9 Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 8.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

AMETEK, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312-1177
Attention:	General Counsel
Facsimile:	(215) 323-9319

with a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention:	Todd E. Lenson, Esq.
Jeffrey S. Lowenthal, Esq.
Facsimile:	(212) 806-6006

If to the Company, to:

Zygo Corporation
21 Laurel Brook Road
Middlefield, CT 06455-1291
Attention:	Chief Executive Officer
Facsimile:	(860) 347-8372

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright
666 Fifth Avenue
New York, NY 10103
Attention:	Sheldon G. Nussbaum, Esq.
Paul Jacobs, Esq.
Facsimile:	(212) 318-3400

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement (which need not prohibit the making of a Takeover Proposal), that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the

Company than those contained in the Confidentiality Agreement (other than that it need not prohibit the making of a Takeover Proposal).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Laws” shall have the meaning set forth in Section 5.4(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.5(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(d).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Certificate” shall have the meaning set forth in Section 2.1(d).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.2(g).

“Company” shall have the meaning set forth in the preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(d).

“Company Assets” shall have the meaning set forth in Section 3.14(b).

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(c).

“Company Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Disclosure Schedule” shall have the meaning set forth in the Article III preamble.

“Company Financial Advisor” shall have the meaning set forth in Section 3.20.

“Company Financial Statements” shall mean the Company’s most recent financial statements filed in the Company SEC Documents.

“Company Intervening Event” shall have the meaning set forth in Section 5.3(h).

“Company Material Adverse Effect” shall mean any change, event, occurrence, development or effect (including any of the foregoing arising after the date of this Agreement) that, individually or in the aggregate, (a) would materially impair, delay or prevent the compliance or performance by the Company of its obligations hereunder or the consummation of the Merger and the other Transactions substantially upon the terms and conditions provided for in this Agreement, or (b) has or would have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that in the case of clause (b) only, no change, event, occurrence, development or effect, directly or indirectly, relating to, arising out of or resulting from the following, either alone or in combination, shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect: (i) any condition, change, event, occurrence or effect in (A) any of the semiconductor, industrial or other industries or markets in which the Company or its Subsidiaries operate or are involved (including by way of their customer base) or (B) the United States or global economy; (ii) any enactment of, change in, or change in interpretation of any Law or GAAP (or other applicable accounting standards) or governmental policy following the date of this Agreement; (iii) general economic, regulatory, political or business conditions (or changes therein); (iv) changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes or general financial or capital market conditions, including interest rates, or changes therein; (v) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vi) except for breaches of Section 3.3(b), the negotiation, execution, announcement or performance of this Agreement or the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, lenders, employees or regulators; (vii) any action taken pursuant to and required by the terms of this Agreement or with the express written consent or at the express written direction of Parent or Merger Sub (or any action not taken by the Company or any of its Subsidiaries as a result of the failure of Parent to consent to such action where such action (A) requires Parent’s consent pursuant to Section 5.1 and (B) would be taken in the ordinary course of business consistent with past practice), or any action otherwise taken by Parent or Merger Sub; (viii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would be a Company Material Adverse Effect); (ix) any failure by the Company or its

Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise to or contributing to such failure or change may be taken into account in determining whether there has been or would be a Company Material Adverse Effect); (x) any claims or litigation arising from allegations of any breach of fiduciary duty or allegations of violation of Law (but not any finally adjudicated breach of fiduciary duty or violation of Law itself) against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the announcement, pendency or performance of the Transactions; and (xi) the effect of incurring and paying expenses consistent in the aggregate with the estimates (and subject to the qualifications contained in such estimates) provided by the Company to Parent prior to the date of this Agreement to the Company Financial Advisor and other advisors to the Company in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, except in the case of the foregoing subclauses (i) through (v) (inclusive) to the extent those events, changes, effects, developments, state of facts, conditions, circumstances or occurrences have a greater materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries in similar geographic markets in which the Company and any of its Subsidiaries operate.

“Company Material Contracts” shall have the meaning set forth in Section 3.15(a).

“Company Plan” shall have the meaning set forth in Section 3.10(a).

“Company Proxy Statement” shall have the meaning set forth in Section 3.19.

“Company Real Property Leases” shall have the meaning set forth in Section 3.14(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Company Stock Plans” shall mean the Company’s 2012 Equity Incentive Plan, 2002 Equity Incentive Plan, Amended and Restated Non-Qualified Stock Option Plan, Director Plan and Employee Stock Purchase Plan.

“Company Stock Unit Award” shall have the meaning set forth in Section 2.3(b).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.22.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).

“Continuing Employee” shall have the meaning set forth in Section 5.11(a).

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement or arrangement, written or oral, contingent or otherwise.

“DGCL” shall have the meaning set forth in the recitals.

“Dissenting Shares” shall have the meaning set forth in Section 2.5.

“Dissenting Stockholders” shall have the meaning set forth in Section 2.5.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” shall mean all federal, state, local and foreign laws, regulations, ordinances, requirements of Governmental Authorities, and common law relating to pollution, exposure to Hazardous Substances, or to the protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects on the environment but shall not include any claims relating to products liability.

“Environmental Permit” shall have the meaning set forth in Section 3.11(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person who, together with the Company or a Subsidiary, would be treated as a single employer under and for the purposes of Section 414(b) or (c).

“ESPP” shall have the meaning set forth in Section 5.11(i).

“Exchange Act” shall have the meaning set forth in Section 3.2(b).

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Filed Company SEC Documents” shall have the meaning set forth in the Article III preamble.

“Foreign Corrupt Practices Act” shall have the meaning specified in Section 3.8(b).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Grant Date” shall have the meaning set forth in Section 3.2(b).

“Hazardous Substance” shall mean any material or substance or waste as to which liability or standards of conduct may be imposed under any Environmental Law, and including chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances regulated due to a potential adverse effect on human health or the environment.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations and any guarantee of any such indebtedness or debt securities of any other Person.

“Indemnitee” and “Indemnitees” shall have the meanings set forth in Section 5.8(a).

“Intellectual Property Rights” shall have the meaning set forth in Section 3.12(a).

“Interim Period” shall have the meaning set forth in Section 5.1(a).

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge after reasonable inquiry, of the individuals listed on Section 8.13 of the Company Disclosure Schedule, and (b) in the case of Parent and Merger Sub, the actual knowledge after reasonable inquiry, of any executive officer of Parent or Merger Sub.

“Laws” shall have the meaning set forth in Section 3.8(a).

“Liens” shall mean any pledges, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the preamble.

“Merger Sub Board” shall mean the board of directors of Merger Sub.

“Nasdaq” shall mean The Nasdaq Stock Market.

“Non-US Company Plans” shall have the meaning set forth in Section 3.10(f).

“Notice of Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(d)(I).

“NYSE” shall mean the New York Stock Exchange.

“Option” shall have the meaning set forth in Section 2.3(a).

“Optionholder” shall have the meaning set forth in Section 2.3(a).

“Order” shall mean any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent” shall have the meaning set forth in the preamble.

“Parent Benefit Plans” shall have the meaning specified in Section 5.11(b).

“Parent Board” shall mean the board of directors of Parent.

“Parent Charter Documents” shall have the meaning set forth in Section 4.1(b).

“Parent Material Adverse Effect” shall mean a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement on the terms and conditions provided for herein.

“Parent Transaction Expenses” shall have the meaning set forth in Section 7.3(a).

“Permits” shall have the meaning set forth in Section 3.8(a).

“Permitted Encumbrances” shall mean (a) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property as would not reasonably be expected to materially impair the property or assets to which they relate and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, are not substantial in character, amount or extent in relation to the applicable real property, and, in each case, do not, individually or in the aggregate, materially and adversely impact the current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and with respect to which adequate accruals or reserves have been taken in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens arising by operation of law granted or which arise in the ordinary course of business and which, individually or in the aggregate, are not material, (c) Liens reflected in the Company SEC Documents, and (d) Liens arising under or in connection with applicable building and zoning Laws, codes, ordinances, and state and federal regulations that, individually or in the aggregate would not be material to the Company and its Subsidiaries taken as a whole.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Policies” shall have the meaning set forth in Section 3.17.

“Proceeding” shall mean any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the soil, surface water or groundwater.

“Representatives” shall mean, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by or on behalf of such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Restraints” shall have the meaning set forth in Section 6.1(d).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity (i) of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party, or (ii) that would be required to be consolidated in such party’s financial statements under GAAP.

“Superior Proposal” shall have the meaning set forth in Section 5.3(j).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(i).

“Tax” shall mean all means all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, payroll and franchises imposed by any Governmental Authority or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

“Tax Return” shall mean all returns, declarations, reports, estimates, information returns or reports, elections, claims for refund or other statements or forms relating to Taxes, including all schedules or attachments thereto, and including all amendments thereof.

“Termination Fee” shall have the meaning set forth in Section 7.3(e).

“Transactions” shall have the meaning set forth in the recitals.

“Voting Agreement” shall have the meaning specified in the recitals.

“WARN Act” shall have the meaning set forth in Section 5.11(g).

Section 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) All capitalized terms used but not defined in the Company Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of the Company are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Schedule. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations, warranties and/or covenants set forth in this Agreement. All attachments to the Company Disclosure Schedule are incorporated by reference into the Company Disclosure Schedule in which they are directly referenced. The information contained in the Company Disclosure Schedule is in all events provided subject to and on the terms of the Confidentiality Agreement as though it were Confidential Information (as such term is defined therein) thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AMETEK, INC.

By:	/s/ FRANK S. HERMANCE
	Name:	Frank S. Hermance
	Title:	Chairman of the Board and Chief Executive Officer

AMETEK MATTERHORN, INC.

By:	/s/ ROBERT S. FEIT
	Name:	Robert S. Feit
	Title:	Vice President

ZYGO CORPORATION

By:	/s/ GARY K. WILLIS
	Name:	Gary K. Willis
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]